Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit is filed. In addition to historical financial information, this discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” in our prospectus. Please also see the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

We are a clinical-stage biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel therapeutic candidates. We were founded by our chief executive officer, David Hung, M.D., who founded Medivation, Inc. and led its successful development of oncology drugs Xtandi® and talazoparib (now marketed as Talzenna®), leading to its $14.3 billion sale to Pfizer Inc. (“Pfizer”) in 2016. We leverage our team’s extensive expertise in medicinal chemistry and drug development to pursue targets validated by strong clinical or preclinical data in oncology and discover novel small molecules that improve the activity and overcome the liabilities of currently marketed drugs or best-in-development therapeutic candidates. In addition to our focus on development of small molecules for validated targets, we are also developing novel therapeutic candidates based on our Drug-Drug Conjugate platform. Utilizing this platform, we are able to conjugate tissue-selective targeted small molecules with anti-tumor agents to create unique therapeutic candidates. We began treating high-grade glioma patients in a Phase 1/2 clinical trial of our lead product candidate in December 2020 and expect to report top-line data from the Phase 1 portion of this trial in 2022. We plan to initiate multiple other Phase 1 trials through 2022 and submit up to an additional five investigational new drug (“IND”) applications over the next six years across our pipeline of therapeutic product candidates.

Business Combination and Public Company Costs

In October 2020, Legacy Nuvation Bio entered into the Business Combination Agreement with Panacea and Merger Sub pursuant to which Merger Sub was merged with and into Legacy Nuvation Bio, with Legacy Nuvation Bio surviving the merger as a wholly-owned subsidiary of Panacea. The transaction provided us with approximately $646 million of gross proceeds, including $476.6 million from the PIPE. At a special meeting of Panacea stockholders held on February 9, 2021, the Business Combination Agreement Investment was approved and adopted, and the merger and all other transactions contemplated by the Business Combination Agreement were approved. On February 10, 2021, the Business Combination was consummated pursuant to the Business Combination Agreement, Panacea changed its name to Nuvation Bio Inc. and our financial statements became those of Panacea. Following the Closing, Legacy Nuvation Bio was deemed the accounting predecessor and will be the successor registrant for SEC purposes, meaning that Legacy Nuvation Bio’s financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC.

While the legal acquirer in the Business Combination Agreement is Panacea, for financial accounting and reporting purposes under U.S. GAAP, Legacy Nuvation Bio was the accounting acquirer and the Business Combination was accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of stock by Panacea for Legacy Nuvation Bio’s stock) does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Legacy Nuvation Bio in many respects. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Nuvation Bio became the historical consolidated financial statements of the combined company, and Panacea’s assets, liabilities and results of operations were consolidated with those of Legacy Nuvation Bio beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Legacy Nuvation Bio in future reports. The net assets of Panacea were recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Upon consummation of the Business Combination and the closing of the PIPE Investment, the most significant change in the post-combination company’s future reported financial position is an increase in cash and cash equivalents (as compared to Legacy Nuvation Bio’s condensed consolidated balance sheet at December 31, 2020) primarily due to $476.6 million in gross proceeds from the PIPE Investment. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Business Combination, we became the successor to an SEC-registered and NYSE-listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Our future results of consolidated operations and financial position may not be comparable to historical results as a result of the Business Combination.

COVID-19 Business Update

The global COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. To date our financial condition and operations have not been significantly impacted by the COVID-19 impact. However, we cannot, at this time, predict the specific extent, duration or full impact that the COVID-19 outbreak will have on our financial condition and operations, including our ongoing and planned preclinical and clinical trials. The extent of the impact of the COVID-19 on our business, operations and clinical development timelines and plans remains uncertain and will depend on certain developments, including the duration and spread of the outbreak and its impact on our clinical trial enrollment, trial sites, contract research organizations (“CROs”), third-party manufacturers, and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel as many of our employees are working remotely. We will continue to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. The development of our product candidates could be disrupted and materially adversely affected in the future by the COVID-19 pandemic. Our planned clinical trials also could be delayed due to government orders and site policies on account of the pandemic, and some patients may be unwilling or unable to travel to study sites, enroll in our trials or be unable to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services, which would delay our ability to conduct clinical trials or release clinical trial results and could delay our ability to obtain regulatory approval and commercialize our product candidates. Furthermore, COVID-19 could affect our employees or the employees of research sites and service providers on whom we rely, including CROs, as well as those of companies with which we do business, including our suppliers and contract manufacturing organizations, thereby disrupting our business operations. Quarantines and travel restrictions imposed by governments in the jurisdictions in which we and the companies with which we do business operate could materially impact the ability of employees to access preclinical and clinical sites, laboratories, manufacturing site and office. These and other events resulting from the COVID-19 pandemic could disrupt, delay, or otherwise adversely impact our business. Further information relating to the risks and uncertainties related to the ongoing COVID-19 pandemic are contained in the section titled “Risk Factors” in this prospectus.

Financial Overview

Since our inception in 2018, we have focused substantially all of our resources on conducting research and development activities, including drug discovery and preclinical studies, establishing and maintaining our intellectual property portfolio, the manufacturing of clinical and research material, developing our in-house manufacturing capabilities, hiring personnel, raising capital and providing general and administrative support for these operations. We have not recorded revenue from product sales or collaboration activities, or any other source. We have funded our operations to date primarily from convertible notes and the issuance and sale of our common and preferred stock.

We have incurred net losses in each year since inception. Our net losses were $41.7 million and $33.6 million for 2020 and 2019, respectively. As of December 31, 2020, we had an accumulated deficit of $76.0 million. Substantially all of our net losses have resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We expect to continue to incur significant expenses and increasing operating losses over at least the next several years. We expect our expenses will increase substantially in connection with our ongoing activities, as we:

•	advance product candidates through clinical trials;

•	pursue regulatory approval of product candidates;

•	operate as a public company;

•	continue our preclinical programs and clinical development efforts;

•	continue research activities for the discovery of new product candidates; and

•	manufacture supplies for our preclinical studies and clinical trials.

In addition, we expect to incur additional costs associated with operating as a public company, including significant legal, audit, accounting, regulatory, tax-related, director and officer insurance, investor relations and other expenses that we did not incur as a private company. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the public or private sale of equity, government or private party grants, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions. If we are unable to obtain additional funding, we could be forced to delay, reduce or eliminate some or all of our research and development programs, product portfolio expansion or any commercialization efforts, which could adversely affect our business prospects, or we may be unable to continue operations. If we raise funds through strategic collaborations or other similar arrangements with third parties, we may have to relinquish valuable rights to our platform technology, future revenue streams, research programs or product candidates or may have to grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic or other events. Because of the numerous risks and uncertainties associated with product development, we cannot predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability.

Components of Results of Operations

Research and Development Expenses

Research and development expenses include:

•	expenses incurred under agreements with third-party contract organizations, and consultants;

•	costs related to production of drug substance, including fees paid to contract manufacturers;

•	laboratory and vendor expenses related to the execution of preclinical trials; and

•	employee-related expenses, which include salaries, benefits and stock-based compensation.

We expense all research and development costs in the periods in which they are incurred. Costs for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks and estimates of services performed using information and data provided to us by our vendors and third-party service providers. Nonrefundable advance payments for goods or services to be received in future periods for use in research and development activities are deferred and capitalized. The capitalized amounts are then expensed as the related goods are delivered and as services are performed. We expense in-process research and development projects acquired as part of asset acquisitions that have no alternative future use.

To date, the majority of these expenses have been incurred to advance our lead product candidate, NUV-422.

We expect our research and development expenses to increase substantially for the foreseeable future as we continue to invest in research and development activities related to developing our product candidates, as our product candidates advance into later stages of development, and as we begin to conduct clinical trials. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of our product candidates is highly uncertain. As a result, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will generate revenue from the commercialization and sale of any of our product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, facilities costs, depreciation and amortization expenses and professional services expenses, including legal, human resources, audit and accounting services. Personnel-related costs consist of salaries, benefits and stock-based compensation. Facilities costs consist of rent and maintenance of facilities. We expect our general and administrative expenses to increase for the foreseeable future due to anticipated increases in headcount to advance our product candidates and as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC, NYSE, additional insurance expenses, investor relations activities and other administrative and professional services.

Other Income (Expense), Net

Other income (expense) primarily consists of interest earned on our cash equivalents and investments and interest expense related to convertible notes

Results of Operations

Years Ended December 31, 2020 and 2019

	Years Ended December 31,		Increase / (Decrease)
	2020	2019
	(In thousands)
Operating expenses:
Research and development	$32,603	$25,106	$7,497
General and administrative	10,948	6,993	3,955

Total operating expenses	43,551	32,099	11,452

Loss from operations	(43,551)	(32,099)	(11,452)
Other income (expense), net	1,892	(1,453)	3,345

Net loss	$(41,659)	$(33,552)	$(8,107)

Research and Development Expenses

Research and development expenses increased by $7.5 million for the year ended December 31, 2020 compared to 2019. The increase was primarily due to a $9.4 million increase in third-party costs related to research services and manufacturing to advance our current preclinical programs, as well as a $7.8 million increase in personnel-related costs driven by an increase in headcount and stock-based compensation, offset by a $9.7 million decrease in asset acquisition costs which we incurred in the prior period related to the purchase of in-process research and development.

General and Administrative Expenses

General and administrative expenses increased by $4.0 million for the year ended December 31, 2020, compared to 2019. The increase was primarily due to a $3.0 million increase in personnel-related costs driven by an increase in headcount and stock-based compensation, a $0.9 million increase in rent expense, a $1.0 million increase in professional fees, a $0.6 million increase in legal fees and a $0.3 million increase in other miscellaneous expenses, partially offset by a $2.0 million decrease in consulting fees related to financing strategies.

Other Income (Expense), Net

Other income (expense), net increased by $3.3 million for the year ended December 31, 2020 compared to 2019. Net income from investments increased by $0.7 million in 2020 primarily because of interest earned over a twelve-month period compared to a six-month period in 2019. Also, non-cash interest expense was zero for the year ended December 31, 2020 compared to $2.7 million in 2019 because outstanding convertible notes were converted to Series A preferred stock in 2019.

Liquidity, Capital Resources and Plan of Operations

Since our inception through December 31, 2020, our operations have been financed primarily by the sale of convertible promissory notes and the sale and issuance of Series A preferred stock and common stock, which resulted in net proceeds of $288.0 million. As of December 31, 2020, we had $215.8 million in cash and investments and an accumulated deficit of $76.0 million.

Our primary use of cash is to fund operating expenses, which consist of research and development expenses related to our lead product candidate, NUV-422, and preclinical programs, and to a lesser extent, general and administrative expenses. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable and accrued expenses.

Based upon our current operating plan, we believe that our existing cash investments as of December 31, 2020, will enable us to fund our operating expenses and capital expenditure requirements through at least the next 12 months from the date of this prospectus.

We expect to incur substantial expenses in the foreseeable future for the development and potential commercialization of our product candidates and ongoing internal research and development programs. At this time, we cannot reasonably estimate the nature, timing or aggregate amount of costs for our development, potential commercialization, and internal research and development programs. However, in order to complete our current and future preclinical studies and clinical trials, and to complete the process of obtaining regulatory approval for our product candidates, as well as to build the sales, marketing and distribution infrastructure that we believe will be necessary to commercialize our product candidates, if approved, we may require substantial additional funding in the future.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Years Ended December 31,
	2020	2019
	(In thousands)
Cash used in operating activities	$(36,529)	$(24,432)
Cash used in investing activities	(70,320)	(115,855)
Cash provided by financing activities	133,135	143,618

Net increase in cash and cash equivalents	26,286	$3,331

Operating Activities

In 2020, cash used in operating activities of $36.5 million was attributable to a net loss of $41.7 million, partially offset by non-cash charges of $3.0 million and a net change of $2.1 million in our net operating assets and liabilities. The non-cash charges consisted primarily of stock-based compensation of $2.2 million and amortization of premium on marketable securities of $0.9 million. The change in operating assets and liabilities was primarily due to a $2.9 million increase in accrued expenses driven by increased accrued employee compensation.

In 2019, cash used in operating activities of $24.4 million was attributable to a net loss of $33.6 million partially offset by $7.6 million in non-cash charges and a net change of $1.5 million in our net operating assets and liabilities. The non-cash charges consisted of $4.7 million in expense related to the issuance of common stock for the purchase of in-process research and development, and non-cash interest expense of $2.7 million. The change in operating assets and liabilities was primarily due to a $2.9 million increase in accounts payable and accrued expenses resulting from increases in our operating activities, primarily in research and development. This was partially offset by a $1.4 million decrease in prepaid expenses and other current assets resulting from the timing of prepayments made for research and development activities, receipt of interest receivable on marketable securities and payment of security deposit for the lease.

Investing Activities

In 2020, cash used for investing activities of $70.3 million was related to the purchase of marketable securities of $143.3 million, partially offset by $73.1 million of proceeds from the sale of marketable securities and investments held to maturity.

In 2019, cash used for investing activities of $115.9 million was related to the purchase of marketable securities of $136.2 million, a certificate of deposit for $2.5 million, and property and equipment for $0.7 million, partially offset by $23.5 million of proceeds from the sale of marketable securities.

Financing Activities

In 2020, cash provided by financing activities of $133.1 million was related to net proceeds of $135.7 million from the issuance of preferred stock, partially offset by $2.5 million of deferred financing costs related to the Business Combination.

In 2019, cash provided by financing activities of $143.6 million was related to net proceeds of $124.2 million from the issuance of preferred stock, $15.0 million of proceeds from the issuance of convertible debt and $5.0 million from the issuance of common stock, partially offset by repayment of loan payable to stockholder for $0.6 million.

Contractual Obligations and Commitments

The following table summarizes our commitments and contractual obligations as of December 31, 2020:

	Payments Due By Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(In thousands)
Operating lease obligations	$4,719	$1,229	$1,565	$1,214	$711
Agreement with Sparcbio	5,000	5,000	$0	$0	$0

Total	$9,719	$6,229	$1,565	$1,214	$711

We enter into agreements in the normal course of business with vendors for preclinical and clinical studies and other service providers for operating purposes. We have not included these payments in the table of contractual obligations above since these contracts are generally cancelable at any time by us following a certain period after notice and therefore, we believe that our non-cancelable obligations under these agreements are not material.

Off-Balance Sheet Arrangements

As of December 31, 2020 and, 2019, we did not have any off-balance sheet arrangements, as defined in Regulation S-K, Item 303(a)(4)(ii).

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an on-going basis, we evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

While our significant accounting policies are described in the notes to our consolidated financial statements, we believe that the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Research and Development Expenses

We expense all research and development costs in the periods in which they are incurred. Costs for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks and estimates of services performed using information and data provided to us by our vendors and third-party service providers. Nonrefundable advance payments for goods or services to be received in future periods for use in research and development activities are deferred and capitalized. The capitalized amounts are then expensed as the related goods are delivered and as services are performed. We expense in-process research and development projects acquired as part of asset acquisitions that have no alternative future use.

Stock-Based Compensation Expense

We estimate the fair value of our stock-based awards to employees and non-employees that are based on a service condition only using the Black-Scholes option-pricing model, which is impacted by our common stock price as well as other variables including, but not limited to, expected term that options will remain outstanding, expected common stock price volatility over the term of the option awards, risk-free interest rates and expected dividends.

We determine the fair value of stock-based awards that are based on both a service condition and achievement of the first to occur of a market or performance condition using a Monte Carlo simulation.

The fair value of a stock-based award is recognized over the period during which a recipient is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period) on a straight-line basis. Stock-based compensation expense is recognized based on the fair value determined on the date of grant and is reduced for forfeitures as they occur.

Estimating the fair value of stock-based awards as of the grant date using valuation models, such as the Black-Scholes option pricing model, is affected by assumptions regarding a number of variables. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

Expected Term—We have opted to use the “simplified method” for estimating the expected term of options whose vesting is based on service condition only, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).

Expected Volatility—Due to our limited operating history and a lack of company specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded.

Risk-Free Interest Rate—The risk-free rate assumption is based on the U.S. Treasury instruments with maturities similar to the expected term of our stock options at the time of the grant.

Expected Dividend—We have not issued any dividends in our history and do not expect to issue dividends over the life of the options and therefore have estimated the dividend yield to be zero.

We will continue to use judgment in evaluating the expected volatility, and interest rates utilized for our stock-based compensation expense calculations on a prospective basis.

Common Stock Valuations

All options to purchase shares of our common stock are intended to be exercisable at a price per share not less than the per-share fair value of our common stock underlying those options on the date of grant. In the absence of a public trading market for our common stock, on each grant date, our board of directors made a reasonable determination of the fair value of our common stock based on the information known to us on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the common stock, and timely valuations from an independent third-party valuation firm in accordance with guidance provided by the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The methodology to determine the fair value of our common stock included estimating the fair value of the enterprise using a market approach, which estimates the fair value of the company by including an estimation of the value of the business based on guideline public companies under a number of different scenarios. The assumptions used to determine the estimated fair value of our common stock are based on numerous objective and subjective factors, combined with management judgment, including:

•	external market conditions affecting the pharmaceutical and biotechnology industry and trends within the industry;

•	our stage of development;

•	the rights, preferences and privileges of our convertible preferred stock relative to those of our common stock;

•	the prices at which we sold shares of our convertible preferred stock;

•	our financial condition and operating results, including our levels of available capital resources;

•	the progress of our research and development efforts, our stage of development and business strategy;

•	risk inherent in the development of our product candidates;

•	equity market conditions affecting comparable public companies;

•	general U.S. market conditions; and

•	the lack of marketability of our common stock.

We engaged a third-party valuation firm to assist us in conducting a valuation of our common stock as of September 24, 2019. We utilized the option-pricing method (“OPM”) to backsolve to our June 2019 Series A preferred stock financing to derive the implied equity value for our common stock. Based on our early stage of development and other relevant factors, we determined that the OPM backsolve was the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock. We estimated a weighted-average time to an exit (liquidity) event of four years, which was our best estimate for a potential exit scenario for the investors. Volatility of 85.0% was assumed based on an analysis of guideline public companies’ historical equity volatility for the time to an exit. The risk-free rate assumption of 1.519% was based on the yield of similar duration U.S. Treasury bonds. A discount for lack of marketability of 40.0% was applied to the calculated common price per share to arrive at a common stock price per share of $0.34. Our board of directors considered this valuation, and the other factors set forth above, for stock-based awards granted from January 2020 through early September 2020 because there was no significant change to our business since the close of our Series A preferred stock financing.

We also engaged a third-party valuation firm to assist us in conducting a valuation of our common stock as of September 8, 2020. We utilized a hybrid of OPM and the probability-weighted expected return method (“PWERM”). We incorporated the PWERM because we received a letter of intent for our merger in early September 2020, indicating our value to be approximately $1.5 billion. This exit was modeled as one of two scenarios, the merger scenario, with the other scenario being that the merger does not go as planned and that we continue to operate until a later exit, the going concern scenario. Using PWERM for the merger scenario, we present-valued the $1.93 implied value per share of the merger back from the 0.44 year expected time to exit, resulting in the value per share of $1.75 as of the valuation date. Then, a 25% discount for lack of marketability was applied to get to the concluded $1.31 per share under this scenario. Under the going concern scenario, we utilized OPM to backsolve to our June 2019 Series A preferred stock financing to derive the implied equity value for our common stock. We estimated a weighted-average time to an exit (liquidity) event of four years, which was our best estimate for a potential exit scenario for the investors. Volatility of 85.0% was assumed based on an analysis of guideline public companies’ historical equity volatility for the time to an exit and the risk-free rate assumption of 1.519%. We applied a 30% adjustment to equity value to account for market and company-specific changes since the close of the financing. The results of the OPM and PWERM were probability weighted to arrive at the fair value of our common stock of $0.90. Our board of directors considered this valuation, and the other factors set forth above, for stock-based awards granted after the execution of the letter of intent for the merger in September 2020 through the execution of the Business Combination Agreement in October 2020.

After the Business Combination Agreement was executed on October 20, 2020, our board of directors made a determination that, prior to the consummation of the Business Combination, the fair market value of Legacy Nuvation Bio’s common stock would be equal to the estimated exchange ratio of one share of Legacy Nuvation Bio’s common stock for one share of Panacea’s Class A common stock under the Business Combination Agreement multiplied by the fair market value of the Panacea Class A common stock as of the date of the option grant. The exercise prices for stock options granted after the Business Combination Agreement was executed on October 20, 2020 through December 31, 2020 ranged from $1.99 to $2.03. After the closing of the Business Combination, our board of directors will determine the fair value of each share of Class A common stock underlying stock-based awards based on the closing price of our Class A common stock as reported by NYSE on the date of grant.

Qualitative and Quantitative Disclosures about Market Risk

Interest Rate Risk

We had cash and investments of $215.8 million as of December 31, 2020, consisting of cash, money market funds, government securities, and corporate bonds. To date, fluctuations in interest income have not been significant.

We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates.

Foreign Currency Risk

Our expenses are generally denominated in U.S. dollars. A 10% increase or decrease in current exchange rates would not have a material effect on our financial results.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act. Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We have elected to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

We also intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, and reduced disclosure obligations regarding executive compensation. See the section titled “Prospectus Summary—Implications of Being an Emerging Growth Company and Smaller Reporting Company” in this prospectus for more information.

Recent Accounting Pronouncements

See the sections titled “Significant Accounting Policies—Accounting pronouncements not yet adopted” in Note 2 to our consolidated financial statements for the years ended December 31, 2019 and 2020 appearing elsewhere in this prospectus.